Notarially Certified Copy of
AGREEMENT TO MERGE
between
AFRICAN RAINBOW MINERALS AND EXPLORATION INVESTMENT (PROPRIETARY)
LIMITED
and
AFRICAN RAINBOW MINERALS GOLD LIMITED
and
HARMONY GOLD MINING COMPANY LIMITED

Notarial Certificate
I
, DAVID JOSSELSOHN of Sandton, in the Gauteng Province, Republic of South Africa, a
duly sworn and admitted Notary Public, certify that the attached copy of the AGREEMENT
TO MERGE between AFRICAN RAINBOW MINERALS AND EXPLORATION
INVESTMENT (PROPRIETARY) LIMITED and AFRICAN RAINBOW MINERALS GOLD
LIMITED and HARMONY GOLD MINING COMPANY LIMITED and its appendices, signed on 22 JULY 2003 are true photostatic copies of the original documents.
SANDTON, 8 AUGUST 2003
/ D Josselsohn /
DAVID JOSSELSOHN
NOTARY PUBLIC
BOWMAN GILFILLAN INC.
SANDTON

EXECUTION COPY
AGREEMENT TO MERGE
between
AFRICAN RAINBOW MINERALS AND EXPLORATION INVESTMENT
(PROPRIETARY) LIMITED
AFRICAN RAINBOW MINERALS GOLD LIMITED
and
HARMONY GOLD MINING COMPANY LIMITED

CONTENTS
1. INTERPRETATION	5
2. HARMONY'S OBLIGATION TO PROPOSE THE SCHEME	8
3. ARMGOLD'S OBLIGATION TO PROSECUTE THE SCHEME	8
4. CONDITION PRECEDENT TO PROPOSE AND PROSECUTE THE SCHEME	9
5. CO-OPERATION AND TRANSACTION COMPLETION	9
6. ARMGOLD'S DIVIDEND	10
7. HARMONY'S NEXT DIVIDEND	10
8. HARMONY S ALTERNATIVE OFFER	11
9. ARMI'S SUPPORT FOR THE SCHEME AND THE ALTERNATIVE OFFER	12
10. LOCK UP OF ARMI'S SHARES	14
11. HARMONY'S BOARD	14
12. HARMONY'S UNDERTAKINGS TO ARMI	15
13. ARMI'S UNDERTAKING TO HARMONY	16
14. ARMGOLD'S BOARD AND MANAGEMENT	16
15. HARMONY'S NAME AND LOGO	16
16. DELISTING OF ARMGOLD	17
17. EXCLUSIVITY	17
18. INFORMATION	17
19. DURATION AND TERMINATION	17
20. ANNOUNCEMENTS	18
21. CONFIDENTIALITY	18
22. REMEDIES	20
23. DISPUTE RESOLUTION	20
24. GENERAL	21
25. ADDRESSES FOR LEGAL PROCESS AND NOTICES	23
26. COSTS	25
Appendices
A. Memorandum of Understanding (Paragraph B of preamble)
B. Firm Intention Announcement (Clause 1.1.8)

AGREEMENT TO MERGE
between
AFRICAN RAINBOW MINERALS AND EXPLORATION INVESTMENT
(PROPRIETARY) LIMITED
(a limited liability private company registered in accordance with the laws of South Africa under
Registration No 1997/020158/07)
("ARMI")
AFRICAN RAINBOW MINERALS GOLD LIMITED
(a limited liability public company registered in accordance with the laws of South Africa under
Registration No 1997/015869/06)
("ARMgoId")
and
HARMONY GOLD MINING COMPANY LIMITED
(a limited liability public company registered in accordance with the laws of South Africa under
Registration No 1950/038232/06)
("Harmony")

WHEREAS
A.
ARMI is the owner of approximately 55% (fifty five per cent) of ARMgold's issued ordinary share capital.
B.
The Parties have entered into a memorandum of understanding to merge the businesses and operations of ARMgold and Harmony to create a truly global South African gold mining enterprise with strong empowerment credentials. A copy of the MOD is attached as Appendix A.
C.
The Parties have agreed to effect the merger by Harmony proposing the Scheme to ARMgold to acquire the entire issued ordinary share capital of ARMgold or, if the Scheme fails for certain specified reasons, by making an alternative offer to all the ordinary members of ARMgold to acquire all of their ARMgold Shares subject to the condition that it receives acceptances for at least 90% (ninety per cent), or a smaller percentage determined by Harmony, of all those shares.
D.
ARMgold and Harmony have, in accordance with the requirements of Rule 23 of the Code and with the approval of the SRP, announced Harmony's firm intention to make an offer to give effect to paragraph C above.
E.
The Parties now desire to enter into this Agreement to record, among other things, their respective obligations for effecting the merger and their intentions for certain changes in
Harmony's board and management after the merger.
IT IS AGREED AS FOLLOWS:

1. INTERPRETATION
1.1 Definitions
In this Agreement and the preamble above, unless the context requires otherwise:
1.1.1 "this Agreement" includes its appendices which shall form part of it;
1.1.2 "Alternative Offer"
means the alternative offer to be made by Harmony in
terms of clause 8 below;
1.1.3 "ARMgold Shares"
means ordinary shares of 0.1c (one cent) each in the
share capital of ARMgold;
1.1.4 "Business Day"
means any day other than a Saturday, Sunday or
statutory holiday in South Africa;
1.1.5 "Code"
means the Securities Regulation Code on Takeovers
and Mergers and the Rules of the SRP promulgated in
accordance with the Companies Act; and
1.1.6 "Companies Act" means the Companies Act 1973;
1.1.7 "Completion Date"
means the Scheme Operative Date or the Offer
Operative Date, whichever is applicable;
1.1.8 "Firm Intention means the announcement referred to in paragraph D of
Announcement"
the preamble above, a copy of which is attached as
Appendix B;
1.1.9 "Harmony means the new Harmony Shares to be allotted and
Consideration"
issued to ARMgold's members, as consideration for
the ARMgold Shares to be acquired by Harmony in
terms of the Transaction;
1.1.10 "Harmony Group"
means Harmony and all of its subsidiaries from time to
time during the period that this Agreement remains in
force;
1.1.11 "Harmony Shares"
means ordinary shares of 50c (fifty cents) each in the
share capital of Harmony;
1.1.12 "JSE" means the JSE Securities Exchange South Africa;
1.1.13 "Member of the same means, in relation to any person which is a company,
Group"
another company which is for the time being a holding
company of the person in question or a subsidiary of that
person or another subsidiary of any such holding
company;
1.1.14 "NYSE" means the New York Stock Exchange;

1.1.15 "Offer Operative Date"
means, the date on which the Alternative Offer, if made,
becomes unconditional;
1.1.16 "Parties"
means all the parties to this Agreement; and "Party"
means any one of them as the context may require;
1.1.17 "Scheme"
means the scheme of arrangement to be proposed by
Harmony in terms of this Agreement for the acquisition of
the entire issued share capital of ARMgold;
1.1.18 "Scheme Meeting"
means the meeting to be convened by ARMgold of its
members, in terms of section 311 of the Companies Act,
to consider and if deemed fit to approve the Scheme;
1.1.19 "Scheme Operative means the date on which the Scheme takes effect and
Date" becomes operative in accordance with Its terms;
1.1.20 "Signature Date"
means the last date on which this Agreement is signed
by all of the Parties;
1.1.21 "SRP" means the Securities Regulation Panel;
1.1.22 "Transaction"
means the transaction under which Harmony is to
acquire ARMgold Shares in accordance with this
Agreement whether pursuant to the Scheme or as a
result of the Alternative Offer.
1.2 General Interpretation
For the purposes of this Agreement the following rules of construction shall apply, unless the context requires otherwise:
1.2.1 the singular shall include the plural and vice versa;
1.2.2
a reference to any one gender, whether masculine, feminine or neuter, includes the other two;
1.2.3
any reference to a person includes, without being limited to, any individual, body corporate, unincorporated association or other entity recognised under any law as having a separate legal existence or personality;

1.2.4
any word or expression defined in, and for the purposes of, this Agreement shall if expressed in the singular include the plural and vice versa, and a cognate word or expression shall have a corresponding meaning;
1.2.5
references to a statutory provision include any subordinate legislation made from time to time under that provision and references to a statutory provision include that provision as from time to time modified or re-enacted as far as such modification or re-enactment applies, or is capable of applying, to this Agreement or any transaction entered into in accordance with this Agreement;
1.2.6
a "law" shall be construed as any law (including common law), statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order or any other legislative measure or enactment of any government, local government, statutory or regulatory body or court and shall be deemed to include the rules and other requirements of any applicable stock exchange;
1.2.7
references in this Agreement to "clauses" and "Appendices" are to clauses of, and appendices to, this Agreement;
1.2.8
any reference in this Agreement to this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or that other agreement, document or instrument as amended, varied, novated or substituted from time to time;
1.2.9
words and expressions defined in the Companies Act which are not defined in this
Agreement shall have the same meanings in this Agreement as those ascribed to them in the Companies Act;
1.2.10
any word and expression defined in any clause shall, unless the application of the word or expression is specifically limited to the clause in question, bear the meaning ascribed to the word or expression throughout this Agreement;
1.2.11
no rule of construction shall be applied to the disadvantage of a Party to this
Agreement because that Party was responsible for or participated in the preparation of this Agreement or any part of it;

1.2.12
unless otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a Business Day, the next succeeding Business Day.
1.3 Headings and Sub-headings
All the headings and sub-headings in this Agreement are for convenience only and are not to be taken into account for the purposes of interpreting it.
2. HARMONY'S OBLIGATION TO PROPOSE THE SCHEME
Harmony undertakes to ARMI and ARMgold that subject to the condition precedent in clause 4 below, it will:
2.1
propose a scheme of arrangement in terms of Section 311 of the Companies Act, between ARMgold and all of its ordinary members, to enable Harmony to acquire the entire ordinary issued share capital of ARMgold in exchange for the allotment and issue of 2 (two) new Harmony Shares for every 3 (three) ARMgold Shares acquired and on terms and conditions that will give effect to the Firm Intention Announcement and satisfy the requirements of the SRP, the JSE, the NYSE and any other regulatory authority or similar body whose requirements must be complied with;
2.2
enter into and sign the Scheme and comply with and perform all of its obligations under the Scheme.
3. ARMGOLD'S OBLIGATION TO PROSECUTE THE SCHEME
3.1
ARMgold undertakes to Harmony, subject to the condition precedent in clause 4 below, to enter into and sign the Scheme and take all steps and do everything required for the proper prosecution and implementation of the Scheme to its final end and determination.

3.2
Without limiting the generality of clause 3.1 above, ARMgold undertakes to Harmony that in its applications to the Court, first for leave to convene the Scheme Meeting, and thereafter for the sanctioning of the Scheme, it wilt include in its founding affidavit a statement substantially in accordance with the following:
"The approval of the above Honourable Court of the [ARMgold] Scheme in terms of section 311 of the Act will provide the basis for distribution in terms of the
[ARMgold] Scheme of shares in Harmony in the United States of America without registration under the Securities Act of 1933, as amended, of the United States of America, on the basis that if the [ARMgold] Scheme is duly sanctioned by the above Honourable Court the Court would be satisfied that the (ARMgold]
Scheme is fair and reasonable to all [Scheme Participants], and that all [Scheme
Participants] will have been afforded an opportunity to appear at the hearing for the sanctioning of the [ARMgold] Scheme."
4. CONDITION PRECEDENT TO PROPOSE AND PROSECUTE THE SCHEME
The obligations of Harmony under clause 2 above and of ARMgold under clause 3 above shall be subject to the condition precedent that any approvals or consents that may be necessary for their implementation, whether required from the SRP, the JSE, the NYSE or any other regulatory authority or similar body whose consent or approval may be necessary, are duly obtained.
5. CO-OPERATION AND TRANSACTION COMPLETION
5.1
The Parties undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of this Agreement.
5.2
The Parties undertake in any event to use all reasonable endeavours to ensure that the
Scheme's Operative Date occurs by 30 September 2003 or, if the Alternative Offer is made. that the Offer Operative Date occurs by 30 November 2003.

6. ARMGOLD'S DIVIDEND
ARMgold shall be obliged to declare, before or on the Completion Date, a cash dividend of 500 cents (five hundred cents) per ARMgold Share, to be payable to all of its members . registered as such on a date before the Completion Date. and to pay that dividend, [ provided that it shall only be entitled to increase that dividend in accordance with the provisions of clause 7.2.2 below if those provisions become applicable.
7. HARMONY'S NEXT DIVIDEND
7.1
Harmony warrants to ARMI and ARMgold that it has not declared or paid any dividend since 30 April 2003.
7.2
Harmony shall be entitled, at any time before a date (the "cut off date") which is not less than 7 (seven) days before the date of the Scheme Meeting, to declare any cash dividend to be payable to all of its members registered as such on any date before the
Completion Date, and then to pay that dividend, provided that:
7.2.1
Harmony shall give not less than 5 (five) days prior written notice to ARMgold of its intention to declare the dividend;
7.2.2
upon the declaration of the dividend, ARMgold shall be obliged to increase the amount of the dividend per ARMgold Share it is entitled to declare and pay in terms of clause 6 above by an additional amount per ARMgold Share, which shall be equal to two thirds of the dividend per Harmony Share so declared and paid by
Harmony or shall be 100c (one hundred cents) per ARMgold Share, whichever is the greater.
7.3
If Harmony does not declare any cash dividend before the cut off date as permitted in terms of clause 7.2 above, it undertakes to ARMI and ARMgold that:
7.3.1
it will not declare or pay any dividend between the cut off date and the
Completion Date;

7.3.2
in so far as it is lawfully able to do so, its next dividend after the Completion Date will be:
7.3.2.1
not less than 150c (one hundred and fifty cents) per share, so as to ensure that each ARMgold member who receives the Harmony
Consideration pursuant to the Transaction will, together with the dividend which ARMgold is obliged to declare in terms of clause 6 above, then receive a minimum of the equivalent of 600c (six hundred cents) per ARMgold Share for the ARMgold Shares
acquired from him,
7.3.2.2 declared and paid as soon as possible after the Completion Date.
8. HARMONY'S ALTERNATIVE OFFER
8.1
If the Scheme fails to take effect and become operative then, subject to clause 8.2 below. Harmony shall make an alternative offer to all of the members of ARMgold to acquire all of their ARMgold Shares in exchange for the allotment and issue of 2 (two)
Harmony Shares for every 3 (three) ARMgold Shares so acquired, as well as the dividends referred to in clauses 6 and 7 above, and on terms and conditions which will give effect to the Firm Intention Announcement and satisfy the requirements of the SRP, the JSE, the NYSE and any other regulatory authority or similar body whose requirements must be complied with.
8.2
Harmony shall not be obliged to make the Alternative Offer if the Scheme fails to take effect and become operative because of any one of the following suspensive conditions, to which it is subject, not being fulfilled:
8.2.1
the passing of any resolutions required from the members of Harmony at a general meeting, to enable Harmony to propose and implement the Scheme 1 or the Alternative Offer, as the case may be;
8.2.2
the obtaining of all rulings and approvals required from any regulatory authorities, including without being limited to those required under the Competition Act, 1998 and from the SRP in terms of the Code;

8.2.3
the obtaining of all rulings and approvals required from the JSE, the NYSE and any other stock exchange on which ARMgold Shares and Harmony Shares are listed;
8.2.4
the listing on all applicable stock exchanges of the new Harmony Shares to be allotted and issued to ARMgold members pursuant to the Scheme or the
Alternative Offer, as the case may be;
8.2.5
the registration of the Harmony Shares in the United States of America if and to
the extent required by the rules of the Securities Exchange Commission.
8.3
The Alternative Offer may be made by being included in the circular to be issued by
ARMgold in accordance with the requirements of the JSE to its ordinary members, or in any other manner determined by Harmony and reasonably acceptable to ARMI and
ARMgold.
9. ARMI'S SUPPORT FOR THE SCHEME AND THE ALTERNATIVE OFFER
9.1
ARMI undertakes to ARMgold and Harmony that subject to the condition precedent specified in clause 9.2 below:
9.1.1
it will attend the Scheme Meeting and vote all of the following shares at that meeting for the approval of the Scheme:
9.1.1.1
the 52 503 594 (fifty two million five hundred and three thousand five hundred and ninety four) ARMgold Shares which it owns at the
Signature Date and which represent approximately 55% (fifty five per cent) of all of the issued ARMgold Shares at that date;
9.1.1.2
any other ARMgold Shares which it may acquire after the Signature
Date and before the Scheme Meeting.
9.1.2
if the Alternative Offer is made in accordance with and subject to the requirements of this Agreement, ARMI will accept the offer so made for all of its ARMgold Shares specified in clause 9.1.1 above;

9.1.3
any acceptance by it in accordance with clause 9.1.2 above shall be made within
7 (seven) business days from the date on which the Alternative Offer opens for acceptance, but otherwise In accordance with and subject to the terms and conditions of the Alternative Offer;
9.1.4
except pursuant to the Transaction, it will not dispose of, pledge or otherwise hypothecate or grant any option or other right over or otherwise deal with any of its
ARMgold Shares referred to in clause 9.1.1 above or any of its rights in any of those shares (whether conditionally or unconditionally); and
9.1.5
it shall use reasonable efforts and do everything reasonably required of it to ensure that the conditions precedent to the Scheme and Alternative Offer are all duly fulfilled.
9.2
ARMI's obligations in clause 9.1.1 and 9.1,2 above shall be subject to the condition precedent that before the commencement of the Scheme Meeting, Harmony will have:
9.2.1
appointed to its board, all of the directors nominated by ARMgold, as contemplated in clause 11.2.2 below, provided that:
9.2.1.1
such appointments shall be conditional so as to only take effect on the Scheme Operative Date if the Scheme takes effect and becomes operative or, if it does not, on the Offer Operative Date if the
Alternative Offer is made and becomes unconditional, as the case may be;
9.2.1.2
ARMgold shall, as soon as possible after the Signature Date, furnish to Harmony all the requisite details of the persons to be so appointed as directors of Harmony, so that the details can be included in any circular which Harmony is required to send to its members in connection with the Scheme and the Alternative Offer;
9.2.2
provided ARMgold with satisfactory evidence that those conditional appointments have been validly made, and for this purpose a copy of a board resolution for each such appointment, which is certified by the secretary of Harmony as having been duly passed by the board, shall be sufficient evidence.

9.3
ARMI warrants to Harmony that at the Signature Date It is the owner of alt of the
52 503 594 (fifty two million five hundred and three thousand five hundred and ninety four) ARMgold Shares referred to in clause 9.1 above and that they are all free of any pledge or other hypothecation or encumbrance.
10. LOCK UP OF ARMI'S SHARES
ARMI undertakes to Harmony that for a period 6 (six) months from the Completion Date ARMI will not dispose of any of the Harmony Consideration which it receives pursuant to 1 the
Transaction.
11. HARMONY'S BOARD
The Parties record that if the Transaction is completed in accordance with the requirements of this Agreement, it is their intention to give effect to the following matters with regard to Harmony's board and executive management:
11.1
ARMgold and Harmony intend to integrate their respective boards and executive teams in an effective manner so as to retain their respective strengths and attributes, and especially ARMgold's strong empowerment credentials and Harmony's international profile and global reach;
11.2
With that objective in view, ARMgold and Harmony intend to reorganise Harmony's board so that on or as soon as possible after the Completion Date the board will conform with the following requirements:
11.2.1
It will consist of not more than 19 (nineteen) directors, of whom not more than 8
(eight) will be executive directors;
11.2.2
it will include a number of directors nominated by ARMgold, which number shall be
1 (one) more than the number already on the board when ARMgold's nominees are so appointed, and may include up to 4 (four) executive directors, so that in the result ARMgold's nominees will upon their appointment constitute more than half of the board;

11.2.3
any resignations from the present board which are necessary to permit the appointment of ARMgold's nominees will be obtained;
11.2.4
Mr Patrice Motsepe, who will be one of ARMgold's nominees to the board, will be appointed non-executive chairman of the board, with the functions and responsibilities contemplated in clause 11.3 below, for a period of at least 3 (three)
years from the Completion Date.
11.3
In order to retain in Harmony after the Operative Date the significant empowerment credentials present in and identified with ARMgold, Mr Patrice Motsepe's functions and responsibilities as the non-executive chairman of Harmony after the Completion Date will be broader and more extensive than those normally allocated to a non executive chairman.
12. HARMONY'S UNDERTAKINGS TO ARMI
12.1
Harmony warrants to ARMI that Harmony's issued share capital as at the Signature
Date is R92 427 057.50 (ninety two million four hundred and twenty seven thousand and fifty seven rand and fifty cents) divided into 184 854 115 (one hundred and eighty four million eight hundred and fifty four thousand one hundred and fifteen) ordinary shares of 50c (fifty cents) each.
12.2
Harmony undertakes to ARMI that it will not alter its issued share capital in any way, whether by increasing, reducing or otherwise changing it, during the period between 24
June 2003 and the Completion Date, provided that it shall not be precluded from allotting and issuing:
12.2.1
up to 5 400 000 (five million four hundred thousand) new ordinary shares during that period pursuant to its employee share incentive scheme and to discharge any obligations in respect of Harmony share warrants which are exercised during that period; plus

12.2.2
as many additional new ordinary shares, during the same period, as it may require to satisfy the consideration payable by it to Anglo American plc ("AAC") for an acquisition by it from AAC of all or any pan of AAC's shares in the issued share capital of Avgold Limited.
13. ARMI'S UNDERTAKING TO HARMONY
ARMI undertakes to Harmony that during the period between the Signature Date and the
Completion date neither it nor any Member of the same Group as it will exercise its votes on any of its ARMgold Shares in favour of any resolution proposed at a general meeting convened in accordance with the requirements of the Companies Act, the Listings Requirements of the JSE
or Rule 19 of the Code, which would have the effect of altering ARMgold's issued share capital in any way, whether by increasing, reducing or otherwise changing it, provided that ARMgold shall not be precluded from allotting and Issuing up to 500 000 (five hundred thousand) new ordinary shares during that period pursuant to the `ARMgold Share Option Scheme'.
14. ARMGOLD'S BOARD AND MANAGEMENT
Harmony is aware of ARMgold's present arrangements with its executive directors, A J Wilkens
(its chief executive officer), P Taljaard (its finance director), W M Gule (its human resources and communication director) and D V Simelane (its new business director), in terms of which their services are also made available to African Rainbow Minerals Platinum Limited and ARMI. It is
the intention of the Parties that those arrangements will continue after the Completion Date.
15. HARMONY'S NAME AND LOGO
The parties agree that after the Operative Date Harmony's business will be conducted under the trade name "Harmony", with a conspicuous and distinctive emphasis on the letters "ARM" as they appear in that name so as to add ARMgold's identity to the name; and the name so determined will also be used as Harmony's new corporate logo.

16. DELISTING OF ARMGOLD
The parties acknowledge that if Harmony acquires the entire issued share capital of ARMgold pursuant to the Transaction, then with effect from the Completion Date ARMgold's listing on the
JSE will have to terminate.
17. EXCLUSIVITY
Each Party undertakes to each of the others that while this Agreement remains in force:
17.1
it shall not make any initial or further approach to, entertain any approach from or enter into or continue negotiations with, any other person with a view to a transaction taking place which would preclude or materially restrict or delay the Transaction;
17.2
it shall notify the other Parties immediately in writing of any approach that is made to it with a view to it entering into or continuing negotiations of the kind described in clause
17.1 above.
18. INFORMATION
Each Party undertakes to the others that it will promptly supply, or procure the supply, to the others of all information about itself and any Member of the same Group as it or any other related person which is required under the Code or the rules of the JSE or the NYSE or any other regulatory body or stock exchange to be contained in any document relating to the Transaction.
19. DURATION AND TERMINATION
19.1
Subject to the other provisions of this Agreement, it shall continue in full force and effect, subject always to the requirements of the Code, until the earlier of:
19.1.1 the Completion Date:

19.1.2 31 December 2003;
19.1.3
the day on which any condition to which the Alternative Offer is subject becomes incapable of being satisfied or waived; or
19.1.4 the day when the Parties agree in writing to terminate this Agreement.
19.2
The termination of this Agreement in terms of clause 19.1 shall not affect any rights and obligations which might have accrued to and vested in any Party before the termination.
20. ANNOUNCEMENTS
20.1
Subject to clause 20.2 below, none of the Parties shall make any announcement or statement about this Agreement or its contents without first having obtained the other
Parties' prior written consent to the announcement or statement and to its contents, provided that such consent may not be unreasonably withheld. It is the intention of the
Parties that they shall consult with each other about the substance of all public announcements with the objective of achieving consistency wherever possible.
20.2
The provisions of clause 20.1 above shall not apply to any announcement or statement which any of the Parties is obliged to make by virtue of any statutory requirement or of its shares or the shares of its holding company or any of its subsidiaries being listed on the JSE or the NYSE or any other recognised exchange, provided that the Party in question shall consult with the other Parties before making any announcement or statement contemplated in this clause 20.2.
21. CONFIDENTIALITY
21.1
Subject to the provisions of clause 21.2 below, each Party shall hold in confidence this
Agreement and all documents, communications, materials and other information, whether technical or commercial, supplied by or on behalf of another Party and all matters referred to in this Agreement (the "Confidential Information") and shall not, except with that other Party's (or, in the case of this Agreement, each other Party's)
written authority, publish or otherwise disclose the same otherwise than as expressly provided for in this Agreement unless or until the recipient Party can reasonably demonstrate that any such document, material or information is in the public domain through no fault of its own and through no breach of this Agreement, whereupon to the extent that it is in the public domain this obligation shall cease.

21.2
A Party shall be entitled to disclose any data or information acquired by it under or pursuant to this Agreement or information relating to a dispute arising under this
Agreement following reasonable consultation with the other Parties if such disclosure is made in good faith and in each case only to the extent reasonable necessary in the circumstances:
21.2.1
as may be required by any stock exchange or other applicable regulatory authority or any taxation authority;
21.2.2
to the extent required by law, pursuant to any order of any court of competent jurisdiction;
21.2.3 to any Government or governmental authority if required by applicable law;
21.2.4
to its employees, directors or consultants subject to obtaining confidentiality undertakings in a similar form to clause 21.1 above from such employees, directors or consultants.
21.2.5
to any Member of the same Group of such Party upon obtaining from such member an undertaking of confidentiality equivalent to clause 21.1 above; and
21.2.6
to any lenders, security trustee, bank or other financial institution from which such
Party is obtaining finance upon obtaining a confidentiality undertaking equivalent to clause 21.1 above;
21.3
Other than as specified in clause 21.2 above, a Party shall only be entitled to disclose information acquired by it under or pursuant to this Agreement or information relating to a dispute under this Agreement with the prior written consent of the other Parties (such consent not to be unreasonably withheld).

21.4
A Party to this Agreement required or wishing to make Confidential Information public pursuant to clauses 21.2 or 21.3 above shall notify the other Party or Parties (as the case may be) of the proposed announcement in advance to the extent reasonably possible.
21.5
The rights and obligations contained in this clause 21 shall endure for any Confidential
Information, even after the termination of this Agreement, without limit in point of time except and until such time as the Confidential Information in question enters the public domain as set out above.
22. REMEDIES
Without prejudice to any other rights or remedies which any Party may have, each Party acknowledges and agrees that damages would not be an adequate remedy for any breach by it of this Agreement and any other Party shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any such provision by it or any other relevant person and no proof of special damages shall be necessary for the enforcement by any Party of the rights under this Agreement.
23. DISPUTE RESOLUTION
23.1
In the event of any dispute, controversy or claim ("a dispute") as to the rights and obligations of the Parties or any of them or as to any other matter arising from or out of or that in any way is related to this Agreement including any question as to Its existence validity or termination, the Parties to the dispute shall attempt in good faith to resolve the dispute between or among themselves.
23.2
If the Parties are unable to resolve the dispute by mutual agreement within 10 (ten)
Business Days after the dispute is first communicated in writing by any one of the Parties to the others, then the dispute shall be submitted to and decided by arbitration in accordance with the rules of the Arbitration Foundation of Southern Africa, by an
arbitrator agreed upon between the Parties or, failing agreement, appointed by that
Foundation.

23.3
Unless otherwise agreed by the Parties in writing the arbitration shall be held in Sandton in the Gauteng Province.
23.4
The arbitrator shall be obliged to give the reasons in writing for any decision made by him in the course of the arbitration.
23.5
Subject to the other provisions of this clause 23, each arbitration shall be held in accordance with the provisions of the Arbitration Act, 1965, as amended.
23.6
Nothing in this clause 23 shall preclude any Party from seeking any interim relief from any competent court having jurisdiction pending the institution of any arbitration proceedings in terms of this clause 23.
24. GENERAL
24.1 Communications between the Parties
All notices, demands and other oral or written communications given or made by or on behalf of any Party to the other Parties or any of them shall be in English or accompanied by a certified translation into English.
24.2 Remedies
No remedy conferred by this Agreement is intended to be exclusive of any other remedy which is otherwise available under any law. Each remedy shall be cumulative and in addition to every other remedy given under this Agreement or under any existing or future law. The election of any one or more remedy by any of the Parties shall not constitute a waiver by such Party of the right to pursue any other remedy.
24.3 Severance
If any provision of this Agreement, which is not material to its efficacy as a whole, is rendered void, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the Parties shall endeavour in good faith to agree an alternative provision to the void, illegal or unenforceable provision.

24.4 Survival of Rights, Duties and Obligations
Termination of this Agreement for any cause shall not release a Party from any liability which at the time of termination has already accrued to such Party or which thereafter may accrue in respect of any act or omission prior to such termination.
24.5 Entire Agreement
This Agreement (including its appendices) contains the entire agreement between the
Parties for the Transaction and supersedes any prior written or oral agreement between them in relation to the Transaction and the matters dealt with in this Agreement.
24.6 Non-variation
Save as otherwise expressly provided, no agreement to amend, add to or otherwise vary or waive any of the provisions of this Agreement or to cancel or terminate it shall be effective unless made in writing and duly signed by the Parties or on their behalf by their duly authorised agents.
24.7 Assignment
Save as otherwise expressly provided in this Agreement, none of the Parties may assign this Agreement or any of its rights and obligations under it without prior written consent of the others.
24.8 Further Assistance
Each Party shall co-operate with the other Parties and execute and deliver to the other
Parties such other instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement.

24.9 Counterparts
This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart.
24.10 Successors Bound
This Agreement shall be binding on and shall inure for the benefit of the successors and permitted assigns and personal representatives (as the case may be) of each of the
Parties.
24.11 Good Faith
Each of the Parties undertakes with each of the others to do all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this
Agreement,
24.12 Governing Law
The validity of this Agreement, its interpretation, the respective rights and obligations of the Parties and all other matters arising in any way out of it or its expiration or earlier termination for any reason shall be determined in accordance with the laws of South
Africa.
24.13 Third Party Rights
None of the provisions of this Agreement are stipulated for the benefit of any person other than the Parties themselves, and no such other person may acquire any rights under it.
25. ADDRESSES FOR LEGAL PROCESS AND NOTICES
25.1
The Parties choose for the purposes of this Agreement the following addresses and telefax numbers:

25.1.1 ARMI
ARM House
29 Impala Road
Chiselhurston
Telefax No: (011) 883-5609
25.1.2 Harmony
Block 27
Randfontein Office Park
Cnr Main Reef Road & Ward Avenue
Randfontein
Telefax No: (011) 692-3879
25.1.3 ARMgold
ARM House
29 Impala Road Chiselhurston
Telefax No: (011) 883-5609
25.2 Any legal process to be served on the Parties may be served on it at the address specified for it in clause 25.1 and it chooses that address as its domicilium citandi et executandi for all purposes under this Agreement.
25.3
Any notice or other communication to be given to the Parties in terms of this Agreement shall be valid and effective only if it is given in writing, provided that any notice given by telefax shall be regarded for this purpose as having been given in writing.
25.4
A notice to any Party which is delivered to the Party by hand at that address shall be deemed to have been received on the day of delivery, provided it was delivered to a responsible person during ordinary business hours.
25.5
Each notice by telefax to a Party at the telefax number specified for it in clause 25.1 shall be deemed to have been received (unless the contrary is proved) within 4 (four) hours of transmission if it is transmitted during normal business hours of the receiving Party or within 4 (four) hours of the beginning of the next Business Day after it is transmitted, if it is transmitted outside those business hours.
25.6
Notwithstanding anything to the contrary In this clause 25, a written notice or other communication actually received by any Party (and for which written receipt has been obtained) shall be adequate written notice or communication to it notwithstanding that the notice was not sent to or delivered at its chosen address.

25.7
Any Party may by written notice to the other Parties change its address for the purposes of clause 25.1 to any other address (other than a post office box number) provided that the change shall become effective on the 7
th
(seventh) day after the receipt of the notice.
26. COSTS
Each Party shall bear all of its own costs incurred for the purposes of or in connection with this
Agreement and the Transaction.
SIGNED at Sandton on 22 July 2003
For
AFRICAN RAINBOW
MINERALS AND
EXPLORATION INVESTMENT
(PROPRIETARY) LIMITED
Who is authorised to sign this Merger Agreement
Signatory:

SIGNED at Sandton on 22 July 2003
SIGNED at Sandton on 22 July 2003
For
For
AFRICAN RAINBOW
MINERALS GOLD LIMITED
HARMONY GOLD MINING
COMPANY LIMITED
Who is authorised to sign this Merger Agreement
Signatory: P Taljaard
Who is authorised to sign this Merger Agreement
Signatory: F. Abbott
Capacity: Director

APPENDIX A
to the Agreement to Merge
(Paragraph B of Preamble)
EXECUTION COPY
MEMORANDUM OF UNDERSTANDING
("MOU")
between
AFRICAN RAINBOW MINERALS AND EXPLORATION INVESTMENT
(PROPRIETARY) LIMITED
("ARMI")
AFRICAN RAINBOW MINERALS GOLD LIMITED
("ARMgold")
and
HARMONY GOLD MINING COMPANY LIMITED
("Harmony")
This MOU records the parties' understanding of the basis on which they desire to merge the businesses and operations of ARMgold and Harmony to create a truly global South African gold mining enterprise with strong empowerment credentials ("the merger"), and which they reached before ARMgold and
Harmony published their joint announcement ("the announcement") on 2 May 2003 of their firm intention to effect that merger and have since amended in certain respects.
1. LEGAL STATUS OF THIS MOU
This is a non-binding MOU which, save for paragraph 8 below, is not intended to, and does not, impose any legal rights or obligations on any of the parties. It merely records the understanding they reached before the announcement, with subsequent amendments made afterwards, on the more salient points they consider necessary for a merger of the businesses and operations of
ARMgold and Harmony; and which they have reached with a view to, and as a basis for, entering into a formal binding agreement, which because of the subsequent amendments they will be signing at the same time as they sign this MOU.
2. SCHEME OF ARRANGEMENT
The merger will be achieved by way of a scheme of arrangement ("the Scheme") to be effected in terms of Section 311 of the Companies Act, 1973 ("the Act"), on the following basis:

2.1 The Consideration
Harmony will propose the Scheme, which will be between ARMgold and all of its members and in terms of which Harmony will acquire the whole of ARMgold's issued share capital in exchange for the allotment and issue of 2 (two) new ordinary shares in
Harmony ("Harmony Shares") for every 3 (three) ordinary shares in ARMgold ("ARMgold
Shares"). The Harmony Shares to be issued to the ARMgold members will rank pari passu in all respects with the existing ordinary shares in Harmony.
2.2 The Basis of the Exchange Ratio
The parties acknowledge that the ration of Harmony Shares to ARMgold Shares has been calculated with reference to the volume weighted average traded prices of
ARMgold Shares and Harmony Shares over a period o 30 (thirty) trading days up to and including 30 April 2003.
2.3 ARMgold's Dividend
ARMgold will be obliged, at any time before or on the date (the "Operative Date") on which the Scheme takes effect and becomes operative, to declare a cash dividend of 500
(five hundred cents) per ARMgold Share, to be payable to all of its members registered as such on any date before the Operative Date, and then to pay that dividend, provided that it shall only be entitled to increase that dividend in accordance with the provisions of paragraph 2.4.2.2 below if those provisions become applicable.
2.4 Harmony's Dividend
2.4.1 Harmony has not declared or paid any dividend since 30 April 2003.
2.4.2
Harmony will be free, at any time before a date (the "cut off date") which is not less than 7 (seven) days before the date of the statutory meeting referred to in paragraph 2.5.2 below, to declare any cash dividend it determines to be payable to all of its members registered as such on any date before the operative Date, and then to pay that dividend, provided that:
2.4.2.1
Harmony shall give not less than 5 (five) days prior written notice to
ARMgold of its intention to declare the dividend;
2.4.2.2
upon the declaration of the dividend, ARMgold shall be entitled to increase the amount of the dividend per ARMgold Share, which it will be obliged to declare and pay in terms of paragraph 2.3 above, by an additional amount per ARMgold Share which shall be equal to two thirds of the dividend per Harmony Share so declared and paid by Harmony or shall be 100c (one hundred cents) per ARMgold Share, whichever is the greater.
2.4.3
If Harmony does not declare any dividend between the cut off date, it undertakes to ARMI and ARMgold that:
2.4.3.1
it will not declare or pay any dividend between the cut off date and the
Operative Date;
2.4.3.2
in so far as it is lawfully able to do so, its next dividend after the Operative
Date will be:
(a)
not less than 150c (one hundred and fifty cents) per Harmony
Share, so as to ensure that each ARMgold member who receives
Harmony Shares pursuant to the Scheme will, together with the dividend which ARMgold will be obliged to declare in terms of paragraph 2.3 above, then receive a minimum of the equivalent of
600c (six hundred cents) per ARMgold Share for the ARMgold
Shares acquired from him; and

(b)
declared and paid by it as soon as possible after the Operative
Date.
2.5 Conditions Precedent
The Scheme will be subject to the following conditions precedent:
2.5.1
the passing of any resolutions required from the members of Harmony at a general meeting, to enable Harmony to propose and implement the Scheme;
2.5.2
the approval of the Scheme by the members of ARMgold at the statutory meeting convened in terms of Section 311 of the Act for that purpose;
2.5.3
the sanctioning of the Scheme by the High Court of South Africa in accordance with the requirements of the Act;
2.5.4
the obtaining of all rulings and approvals required from any regulatory authorities, including without being limited to those required under the Competition Act, 1998 and from the Securities Regulation Panel;
2.5.5
the obtaining of all rulings and approvals required from the JSE Securities
Exchange South Africa ("the JSE"), the New York Stock Exchange ("the NYSE")
and any other stock exchange on which ARMgold's Shares and Harmony's
Shares are listed;
2.5.6
the registration of the court's order sanctioning the Scheme by the Registrar of
Companies in accordance with the requirements of the Act;
2.5.7
the listing on all applicable stock exchanges of the new Harmony Shares to be allotted and issued to ARMgold members pursuant to the Scheme;
2.5.8
the registration of the Harmony Shares in the United States of America if and to
the extent required by the rules of the Securities Exchange Commission.
3. HARMONY'S ALTERNATIVE OFFER
3.1
It is the parties' intention that if the Scheme fails to take effect and become operative because of the failure of any of the conditions precedent in paragraphs 2.5.2, 2.5.3 or
2.5.6 above, Harmony will make an alternative offer ("the alternative offer") to all the members of ARMgold to acquire the entire issued share capital of Armgold for the same consideration as that which it is proposing for the Scheme, i.e. 2 (two) Harmony Shares for every 3 (three) ARMgold Shares with the dividend referred to in paragraph 2.3 read with paragraph 2.4.2.2 above.
3.2
The alternative offer by Harmony in terms of paragraph 3.1 shall be subject to the same conditions precedent as those specified in paragraph 2.5 above, insofar as they are applicable, as well as to the following additional conditions:
3.2.1
that before making the alternative offer Harmony receives from ARMI an irrevocable written undertaking to accept the alternative offer in respect of not less than 55% (fifty five per cent) of ARMgold's issued share capital;
3.2.2
that the holders of at least 90% (ninety per cent) (or such smaller percentage as
Harmony may determine) of ARMgold's issued shares will accept the offer.
3.3
The provisions of clauses 2.3 and 2.4 above shall apply mutatis mutandis to the alternative offer and for this purpose the date on which the alternative offer becomes unconditional shall be substituted for the Operative Date.

4. ARMI'S UNDERTAKING
4.1
It is the intention of the parties that ARMI, as the owner of approximately 55% (fifty five per cent) of ARMgold's issued shares (the "ARMI ARMgold Shares"), will support the scheme or the alternative offer referred to in paragraph 3 above if it has to be made.
4.2
ARMI will accordingly undertake to Harmony that, subject to paragraph 4.3 below, it will ensure that all the holders of the ARMI ARMgold Shares will be represented at the meeting of the ARMgold members to be convened in terms of the Scheme and that all those shares be voted in favour of the Scheme; or alternatively, if the alternative offer is made, it will ensure that the offer is accepted for all of those ARMI ARMgold Shares.
4.3
ARMI's undertaking in paragraph 4.2 above will be subject to the condition that before the commencement of the statutory meeting referred to in paragraph 2.5.2. above,
Harmony will have:
4.3.1
appointed to its board all of the directors nominated by ARMgold as contemplates in paragraph 5.2.2 below, provided that:
4.3.1.1
such appointments shall be conditional so as to only take effect on the
Operative date if the Scheme takes effect and becomes operative or, if it does not, on the date on which the alternative offer if made becomes unconditional, as the case may be;
4.3.1.2
ARMgold shall, as soon as possible, furnish to Harmony all the requisite details of the persons to be so appointed as directors of Harmony, so that the details can be included in any circular which Harmony is required to send to its members in connection with the Scheme and the alternative offer;
4.3.2
provided ARMgold with satisfactory evidence that those conditional appointments have been validly made, and for this purpose a copy of a board resolution for each such appointment, which is certified by the secretary of
Harmony as having been duly passed by the board, shall be sufficient evidence.
4.4
ARMI will also undertake to Harmony that for a period of 6 (six) months from the
Operative Date ARMI will not dispose of any of the Harmony Shares which it receives pursuant to the Scheme or the alternative offer referred to in paragraph 3 above.
5. HARMONY'S BOARD AND NEW MANAGEMENT
5.1
It is the intention of ARMgold and Harmony that their respective boards and executive teams should be integrated in an effective manner so as to retain their respective strengths and attributes, and especially ARMgold's strong empowerment credentials and
Harmony's international profile and global reach.
5.2
Accordingly it is the intention of the parties that so far as Harmony is able to do so it will reorganise its board to conform with the following requirements with effect from either the
Operative date (if the Scheme takes effect and becomes operative) or the date on which the alternative offer is made becomes unconditional, whichever is the applicable date:
5.2.1
it will consist of not more than 19 (nineteen) directors, of whom not more that 8
(eight) will be executive directors;
5.2.2
it will include a number of directors nominated by ARMgold, which number shall be 1 (one) more than the number already on the board when Armgold's nominees are so appointed, and may include up to 4 (four) executive directors, so that in the result ARMgold's nominees will upon their appointment constitute more than half of the board;

5.2.3
any resignations from the present board which are necessary to permit the appointment of ARMgold's nominees will be obtained;
5.2.4
Mr Patrice Motsepe, who will be one of Armgold's nominees to the board, will be appointed non-executive chairman of the board for a period of at least 3 (three)
years from the applicable date.
5.3
In order to retain in Harmony after the merger the significant empowerment credentials present in and identified with ARMgold, it is the intention of the parties that Mr Patrice
Motsepe's functions and responsibilities as the non-executive chairman will be broader and more extensive than those normally allocated to a non-executive chairman.
5.4
Harmony is aware of ARMgold's arrangements with its executive directors, A J Wilkens
(its chief executive officer), P Taljaard (its finance director), W M Gule (its human resources and communications director) and D V Simelane (its new business director), in terms of which their services are also made available to African Rainbow Minerals
Platinum Limited and ARMI. It is the intention of the parties that these arrangements will continue after the Operative Date, or the date on which the alternative offer if made becomes unconditional, whichever is the applicable date.
6. NAME AND LOGO
The parties agree that after the Operative date Harmony's business will be conducted under the trade name "Harmony", with a conspicuous and distinctive emphasis on the letters "ARM" as they appear in that name so as to add ARMgold's identity to the name; and the name so determined will also be used as Harmony's new corporate logo.
7. DELISTING OF ARMGOLD
The parties acknowledge that is the scheme takes effect and becomes operative or if the alternative offer is made and becomes unconditional, ARMgold's listing on the JSE will have to terminate.
8. ANNOUNCEMENT AND CONFIDENTIALITY
8.1
Subject to paragraph 8.2, none of the parties shall make any announcement or statement about this MOU or its content without first having obtained the other parties' prior written consent to the announcement or statement and to its content, provided that such consent may not unreasonably be withheld. It is the intention of the parties that they shall consult with each other about the substance of all public announcements with the objective of achieving consistency wherever possible.
8.2
The provisions of paragraph 8.1 shall not apply to any announcement or statement which any of the parties is obliged to make by virtue if any statutory requirement or of its shares or the shares of its holding company or any of its subsidiaries being listed on the JSE or the NYSE or any other recognised exchange, provided that the party in question shall consult with the other parties before making any announcement or statement contemplated in the paragraph 8.2.
8.3
Each party shall procure that all companies effectively controlled by it, shall, at all times, keep confidential information, which it may have acquired in relation to this MOU, in confidence, and shall not use or permit the use of such information for any purpose other than as contemplated by this MOU and shall not disclose such information to any third party.
8.4
Notwithstanding any of the other provisions of this MOU to the contrary the provisions of this paragraph 8 shall be legally binding on the parties and enforceable against them

9. COSTS OF THE TRANSACTION
It is the parties' intention that each one will bear it own costs incurred for the purposes of or in connection with the merger.
SIGNED at Sandton on 22 July 2003
For
AFRICAN RAINBOW MINERALS
AND EXPLORATION
INVESTMENT
(PROPRIETARY) LIMITED
Who is authorised to sign this MOU
Signatory: P Taljaard
SIGNED at Sandton on 22 July 2003
For
AFRICAN RAINBOW MINERALS
GOLD LIMITED
Who is authorised to sign this MOU
Signatory: P Taljaard
SIGNED at Sandton on 22 July 2003
For
HARMONY GOLD MINING
COMPANY LIMITED
Who is authorised to sign this MOU
Signatory: F Abbott
Capacity: Director